UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2017

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2017, American International Group, Inc. (“AIG”) announced that its Board of Directors (“Board”) appointed Brian Duperreault as President, Chief Executive Officer and a member of the Board, and Peter D. Hancock resigned from his roles as President, Chief Executive Officer and a member of the Board in accordance with AIG’s previously disclosed succession plan, effective May 14, 2017 (the “Transition Date”). Mr. Duperreault was previously Chairman of the Board of Directors and Chief Executive Officer of Hamilton Insurance Group, Ltd. (“Hamilton”).

To enable Mr. Duperreault’s prompt appointment free of conflicts of interest and to continue to accelerate its application of cutting-edge technology to insurance underwriting, AIG simultaneously entered into various arrangements with Hamilton, Two Sigma Insurance Quantified, LP (“Two Sigma”) and Attune Holdings, LLC (“Attune”). These arrangements, which are described in more detail below, provide for the release of Mr. Duperreault from his existing restrictive covenants and the divestiture of his interests in Hamilton, AIG’s purchase of Hamilton’s U.S. operations, the exploration of a technology relationship with Two Sigma and the expansion of the existing Attune joint venture between affiliates of Hamilton, Two Sigma and AIG.

Biographical Background

Mr. Duperreault, age 70, was appointed as AIG’s President, Chief Executive Officer and a member of the Board effective May 14, 2017. Mr. Duperreault was previously the Chief Executive Officer of Hamilton, a Bermuda-based holding company of property and casualty insurance and reinsurance operations in Bermuda, the U.S. and the UK, from December 2013 to May 2017, and served as Chairman of Hamilton from February 2016 to May 2017. He served as President and Chief Executive Officer of Marsh & McLennan Companies, Inc. from February 2008 until his retirement in December 2012. Before joining Marsh, he served as non-executive Chairman of ACE Limited from 2006 through the end of 2007 and as Chief Executive Officer from October 1994 to May 2004. Prior to joining ACE, Mr. Duperreault served in various senior executive positions with AIG and its affiliates from 1973 to 1994. Mr. Duperreault is a director of Johnson Controls International plc, where he is a member of the Corporate Governance Committee, and was a director of Tyco International plc from 2004 to 2016, when it merged with Johnson Controls International plc. In light of Mr. Duperreault’s deep experience in the insurance industry, his history with AIG and his management of large, complex, international institutions, AIG’s Board has concluded that Mr. Duperreault should be elected to the Board.

Letter Agreement with Mr. Duperreault

On May 14, 2017, AIG entered into an agreement with Mr. Duperreault (the “Letter Agreement”) establishing his compensation as President and Chief Executive Officer. Under the Letter Agreement, Mr. Duperreault’s initial compensation will consist of an annual base salary of $1.6 million, a short-term annual incentive target of $3.2 million (which will be prorated for 2017 and is not subject to any guarantee) and an annual long-term incentive award of $11.2 million. For 2017, consistent with AIG’s compensation program for other executive officers, Mr. Duperreault’s long-term incentive award is 70% in the form of performance share units earned based on achievement of performance criteria for the three-year performance period covering January 2017 through December 2019, and 30% in the form of restricted stock units earned based on continued employment through such three-year period.

In addition, Mr. Duperreault will receive a one-time, make-whole cash award of $12 million as compensation for unvested Hamilton equity awards to be forfeited by him in connection with his appointment as President and Chief Executive Officer of AIG, and a one-time, sign-on award of stock options (the “Stock Options”) to purchase 1,500,000 shares of AIG common stock (the “Shares”) for an exercise price equal to the fair market value per Share on the Transition Date and having a seven-year term, as follows:

•	Stock Options for 500,000 Shares will vest in equal, annual installments on each of the first three anniversaries of the Transition Date;

•	Stock Options for 300,000 Shares will vest only if, for twenty consecutive trading days, the closing price per Share is at least $10.00 over the closing price on May 12, 2017 (the “Reference Price”), but in no event will these Stock Options vest faster than in equal, annual installments on each of the first three anniversaries of the Transition Date;

•	Stock Options for 300,000 Shares (of which Stock Options in respect of 100,000 Shares constitute the “$20 Inducement Options”) will vest only if, for twenty consecutive trading days, the closing price per Share is at least $20.00 over the Reference Price; and

•	Stock Options for 400,000 shares (the “$30 Inducement Options”) will vest only if, for twenty consecutive trading days, the closing price per Share is at least $30.00 over the Reference Price.

The Stock Options are exercisable only after vesting, are subject to the terms of the American International Group, Inc. 2013 Omnibus Incentive Plan (the “Plan”) and, other than the $20 Inducement Options and $30 Inducement Options, are issued under the Plan. The $20 Inducement Options and the $30 Inducement Options are granted outside of the Plan as “employment inducement grants” under New York Stock Exchange Listing Rule 303A.08 and were approved by the Compensation and Management Resources Committee of the Board.

Any bonus, equity or equity-based award or other incentive compensation granted to Mr. Duperreault will be subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time). Mr. Duperreault will be entitled to severance in accordance with AIG’s Executive Severance Plan.

The foregoing summary is qualified in its entirety by reference to the Letter Agreement and the related form of Stock Option award agreement, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and which are incorporated by reference.

Transactions with Hamilton Insurance Group, Two Sigma Insurance Quantified and Attune Holdings

On May 14, 2017, AIG entered into a waiver agreement with Hamilton (the “Hamilton Waiver Agreement”) pursuant to which AIG will pay Hamilton $20 million in exchange for Hamilton’s release of Mr. Duperreault from restrictive covenants that would prevent or restrict Mr. Duperreault from being employed by AIG or serving on the Board. Pursuant to the Hamilton Waiver Agreement, AIG will make an additional payment of $20 million contingent upon the completion of Mr. Duperreault’s second year as Chief Executive Officer of AIG, which would continue to be payable in the event Mr. Duperreault is no longer employed as AIG’s Chief Executive Officer at such time due to his death or disability. In addition, Hamilton has advised AIG that, in connection with Mr. Duperreault’s appointment as AIG’s President and Chief Executive Officer effective May 14, 2017, Hamilton has cancelled or agreed to repurchase all of Mr. Duperreault’s equity and equity-related interests in Hamilton and its affiliates. As noted above, Mr. Duperreault was a founding member of Hamilton, served as Chief Executive Officer of Hamilton from 2013 to 2017 and as Chairman from 2016 to 2017 and, as of May 12, 2017 held shares and warrants representing approximately 1.6% of Hamilton’s outstanding common stock. In addition, Attune and certain affiliates of Hamilton and Two Sigma entered into a waiver and agreement (the “Attune Waiver Agreement”) waiving their respective rights to enforce certain employee non-solicitation restrictions relating to Attune, a joint venture in which affiliates of AIG, Hamilton and Two Sigma are equal parties. Attune was formed in September 2016 by affiliates of AIG, Hamilton and Two Sigma as a technology-enabled platform to serve the U.S. small to medium sized enterprise commercial insurance market. Affiliates of AIG made a $10 million capital contribution to Attune. In addition to having had an indirect ownership interest in Attune by virtue of his interests in Hamilton, Mr. Duperreault has served as Chairman of Attune since its formation in September 2016.

Also on May 14, 2017, AIG entered into a memorandum of understanding (the “MOU”) with Hamilton and Two Sigma. The MOU provides that, subject to the negotiation of mutually agreeable terms and conditions, AIG and Hamilton will enter into a stock purchase agreement pursuant to which AIG will acquire all of the outstanding shares of Hamilton U.S. Holdings, Inc. (“HUSA”), a wholly owned subsidiary of Hamilton, for a purchase price equal to HUSA’s book value at closing plus $30 million. HUSA’s book value plus the $30 million premium is currently estimated by Hamilton to total approximately $110 million. Pursuant to the terms of the MOU, AIG will deliver a deposit to Hamilton of $30 million within three business days after the Transition Date, which is non-refundable and will be applied towards the ultimate purchase price for the acquisition. Hamilton will retain its one-third ownership of Attune in the transaction. In addition, AIG will offer Hamilton the opportunity to participate in at least $150 million of reinsurance premium per year for six years (the “Reinsurance Strategic Partnership”), which minimum amount will increase by seven percent per year following the first year. If Hamilton elects to participate in AIG’s reinsurance panel, all pricing and other terms and conditions offered to Hamilton will be on arms’-length, market terms, and Hamilton’s involvement in AIG’s reinsurance panel will be subject to the requirements of AIG’s risk management framework.

The MOU also calls for AIG and Two Sigma to negotiate in good faith the terms of a development contract pursuant to which Two Sigma and AIG will develop a next generation insurance platform for AIG’s use. Pursuant to the terms of the MOU, AIG will deliver a non-refundable, good faith initial installment to Two Sigma of $37.5 million within three business days after the Transition Date, which amount will be used towards the development of the platform while the relationship is being finalized and will be applied towards the eventual compensation to be paid to Two Sigma under any definitive development contract ultimately agreed to. The ultimate cost for the development of the platform is currently estimated to be approximately $250 million over a five-year period.

On May 14, 2017, affiliates of AIG, Hamilton and Two Sigma agreed to expand the scope of Attune’s target market for small-to-medium enterprise businesses to include companies with annual revenues of up to $35 million.

AIG’s Nominating and Corporate Governance Committee approved the Hamilton Waiver Agreement, the Attune Waiver Agreement, the MOU, the Reinsurance Strategic Partnership and the expansion of the scope of Attune’s target market in accordance with AIG’s Related-Party Transactions Approval Policy.

Section 7 — Regulation FD

Item 7.01	Regulation FD Disclosure.

On May 15, 2017, AIG issued a press release announcing Mr. Duperreault’s appointment as President, Chief Executive Officer and a director of AIG. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits.

10.1	Letter Agreement, dated May 14, 2017, between American International Group, Inc. and Brian Duperreault.

10.2	Form of Stock Option Award Agreement, between American International Group, Inc. and Brian Duperreault.

99.1	Press Release of American International Group, Inc., dated May 15, 2017 (furnished and not filed for purposes of Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: May 15, 2017	By:	/s/ Rose Marie E. Glazer
	Name:	Rose Marie E. Glazer
	Title:	Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated May 14, 2017, between American International Group, Inc. and Brian Duperreault.

10.2	Form of Stock Option Award Agreement, between American International Group, Inc. and Brian Duperreault.

99.1	Press Release of American International Group, Inc., dated May 15, 2017 (furnished and not filed for purposes of Item 7.01).